Exhibit 99.4

Rentech Appoints Former Unocal VP Douglas M. Miller as Chief Operating Officer

DENVER, Jan. 24 /PRNewswire-FirstCall/ -- Rentech, Inc. (Amex: RTK) today announced that it has appointed Mr. Douglas M. Miller to the position of Executive Vice President and Chief Operating Officer of Rentech, Inc.

Mr. Miller comes to Rentech with twenty five years of energy industry and Fortune 500 Company senior management experience. In his most recent position as Vice President, Corporate Development for Unocal Corporation, he was directly responsible for all major transactions involving mergers, acquisitions and divestitures. Previously at Unocal, Mr. Miller held the positions of: Vice President, Unocal Thailand and President of Unocal Asia- Pacific Ventures; General Manager, Planning and Development for International Energy Operations; and, President and Managing Director for Unocal Philippines, Inc., and Philippine Geothermal Inc. Miller also served on the Board of Directors of Molycorp, a leading producer of molybdenum, niobium and rare earths.

Prior to joining Unocal, Mr. Miller held positions in other areas of the energy sector including responsibilities for the development, finance, engineering and construction of oil, gas and mining facilities, and cogeneration and geothermal power plants.

Mr. Miller received his Bachelors of Earth Sciences from the University of California, Berkeley and his Masters of Business Administration from the University of California, Los Angeles.

“Rentech is very pleased to have an individual of Doug’s caliber joining our company,” stated Hunt Ramsbottom, president and CEO of Rentech, Inc. “He brings the type of background and knowledge of the energy industry Rentech will need as it moves forward with the commercialization of its Fischer- Tropsch (FT) coal-to-liquids technology. Doug has direct experience executing on major projects. His operating and P&L experience will be critical as we enter a new phase of the company’s history. We look forward to Doug’s contributions to Rentech and the invaluable experience he is bringing to the company.”

Miller commented, “Many years of technical development has prepared the company to face today’s economic, environmental and political realities of high energy prices and renewed focus on clean and indigenous energy sources. Now it is time to execute. I am excited to be leading this effort.”

Mr. Miller fills the position of Chief Operating Officer that was vacant as of December 31, 2005 with the retirement of Mr. Ronald C. Butz.

In connection with the commencement of his employment, effective January 20, 2006 Mr. Miller entered into a three year employment agreement with the company. Pursuant to the terms of the agreement, the company will grant Mr. Miller 375,000 restricted stock units that are to be settled in shares of common stock of the company. These restricted stock units will vest over a three-year period such that one-third of will vest on each of Mr. Miller’s one year, two year and three year anniversary dates of his commencement date of January 20, 2006, subject to partial or complete acceleration under certain circumstances, including termination without cause or upon a change in control. The terms of the employment agreement, including the grant of restricted stock units, were approved by the Company’s independent compensation committee. The terms of Mr. Miller’s employment with the company are more fully disclosed in the company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Rentech, Inc.

Rentech, Inc., a Colorado corporation formed in 1981, develops technology and projects to transform underutilized hydrocarbon resources into valuable alternative fuels and clean chemicals. To execute this strategy it utilizes its patented and proprietary Fischer-Tropsch gas-to-liquids/coal-to-liquids process for conversion of synthesis gas made from natural gas, coal and other solid or liquid carbon-bearing materials into clean burning, ultra-low-sulfur and ultra-low-aromatic fuels (beyond detectable limits), naphtha, waxes, and fuel for fuel cells.

Safe Harbor Statement

Certain information included in this report contains, and other reports or materials filed or to be filed by us with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by us or our management) contain or will contain, “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended; Section 27A of the Act; and pursuant to the Private Securities Litigation Reform Act of 1995. The forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. They can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Any forward- looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and thus are current only as of the date made. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include dangers associated with construction and operation of gas processing plants like those using the Rentech Process, risks inherent in making investments and conducting business in foreign countries, protection of intellectual property rights, competition, and other risks described in our various public reports.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the company’s website at: www.rentechinc.com; or Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at ktheiss@ceocast.com.

SOURCE  Rentech, Inc.
          -0-                                        01/24/2006
          /CONTACT:  Mark Koenig, Director of Investor Relations, Rentech, Inc.,
+1-303-298-8008, ext 116, mkir@rentk.com; Kevin Theiss, CEOcast, Inc.,
+1-212-732-4300, ktheiss@ceocast.com /
          /Web site:  http://www.rentechinc.com /